News Release
FOR IMMEDIATE RELEASE

December 7, 2011

Southern Community Financial separates Chairman, CEO roles
Founding director Ward named Chairman;
CEO Bauer also named President

WINSTON-SALEM, N.C. – In a move to separate the powers of Chairman and Chief Executive Officer, Southern Community Financial Corporation (the “Company”) (NASDAQ: SCMF) announced today that it has named founding director Dr. William G. Ward, Sr. as Chairman of the Board of Directors. The Board of Directors (the “Board”) asked F. Scott Bauer, the Company’s Chief Executive Officer, to also assume the role of President.

The decision, part of the Company’s ongoing efforts to strengthen future performance, follows October’s third-quarter announcement in which Southern Community reported its strongest year-over-year gains in loan quality and net income since the beginning of the financial crisis in 2008.

In an era of increasing financial oversight by governing bodies, the Board voted to establish clearer lines of reporting between itself and the Company’s management.

“In this new business and regulatory environment, I believe more banks will separate these two positions,” said Ward, currently a professor of Orthopedic Surgery at Wake Forest University Baptist Medical Center. “Boards are expected to be intimately involved in the supervision and direction of their companies. Having further clarity in the duties, responsibilities and reporting will facilitate the Board’s oversight of bank operations.”

Ward, 58, was recently named among “America’s Top Doctors for Cancer” by Castle Connolly Medical, Ltd., an honor he has received every year since 2005. Castle Connolly annually publishes a series of books representing the best doctors by specialty for consumers looking for the best in healthcare. Doctors are nominated by their peers.

Ward, a 1978 graduate of the Duke University School of Medicine, has performed more than 5,000 tumor-related orthopedic surgeries in his career. He joined Wake Forest University Baptist Medical Center in 1990, a year after he completed his residency at Duke University Hospital.

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Like many community banks, Southern Community Bank originally separated the Chairman and CEO roles into separate positions when it opened in 1996. Bauer was elected to the chair after the founding chairman retired in 2001.

“Our management team understands the significance and importance of this decision; we know in the end it will make us a stronger company,” Bauer said. “Bill’s election as Chairman comes at a time when our bank has made significant progress over the past 12 months. He is an excellent choice for Chairman. Bill is well-respected and has been with our bank from the beginning. He understands the challenges facing the financial industry.”

With his resignation as Chairman and director, Bauer was asked by the Board to add to his CEO duties the role of President, removing any doubt to outsiders that he remains clearly in charge of the day-to-day operations of the Company.

 Jeff Clark, former President and successor to Bauer, will become First Executive Vice President and Chief Commercial Banking Officer and continue to perform many of the duties he held as President. Clark formally takes over the responsibilities left vacant earlier this year following the departure of the bank’s commercial lending executive.

“Jeff is the architect and manager of our sales culture,” Bauer said. “He has always done everything possible to keep us successful. Jeff’s leadership is crucial to the Company continuing its forward progress.”

 “The Company continues to benefit from regulatory guidance as its financial performance appears to be turning around,” says Ward.  Ward brings to the chairmanship insight and perspective from an earlier experience in which he served as a founding director for a community bank before Southern Community.

“Scott and I both agree that our management team has no greater responsibility than to focus its attention on working with regulators to remove the bank from under the written agreement,” he said. “We have made significant progress toward that goal over the past 12 months thanks to our management team.

 “I’ve known Scott since before we opened as Southern Community Bank,” Ward said. “He was an excellent choice to lead our bank then and he remains our choice to lead our Company in the future. Scott has many great qualities; one of the best being that he surrounds himself with highly qualified individuals. Our senior management team is superb.”

Bauer believes the decision will create greater clarity of roles between the Board and management, a strategic move that will have a lasting impact on the Company’s performance in years to come.

“The strongest message I could send to our shareholders and customers is that Southern Community Bank has faced its problems head-on,” he said. “We believe that we are emerging on the other side of these challenges. And with these changes, we expect to see continued improvement.”

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The change comes as Southern Community is making noteworthy progress, particularly in the area of credit risk management. Of note is the improvement of the Company’s loan portfolio. Nearly every measure of credit quality is significantly better than it was 12 months ago – from nonperforming assets to charge-offs to reserves for loan losses.

October’s earnings revealed that the Company’s most recent year-over-year results - representing third-quarter comparisons between 2011 and 2010 - were their best since 2008.

Nonperforming assets, which include noncurrent loans and foreclosed property, fell by $26.2 million or 22 percent from 2010 levels. Charge-offs were down to 1.98 percent of average loans compared to 3.78 percent a year ago. The Company needed significantly less in its provision for loan losses, a reduction of nearly $13 million over last year.

As credit quality has improved so has net income. In June, the Company reported its first profit in two years. In the quarter ended September 30, 2011, Southern Community followed with its second straight quarterly profit. And despite reporting a loss at March 31, 2011, the Company earned $161,000 for the first nine months of 2011 compared to a $14.2 million loss through nine months in 2010.

Southern Community’s capital ratios – the measure of a bank’s financial strength – have improved as well. Tier 1 leverage capital, a combination of equity and retained earnings, improved in the third quarter to 8.76 percent of total assets from 7.42 percent reported at December 31, 2010. The bank’s capital ratios have always exceeded regulatory requirements.

The Company’s progress, according to management, is largely a direct result of efforts to remove problem assets from its balance sheet, as new credit and loan review processes implemented over the course of two years have begun to have a meaningful impact on financial performance. Southern Community’s efforts have focused on loan review, problem loan management, underwriting, risk grading, loan remediation and loan loss modeling.

“Our goal has always been to do everything possible to help our customers, no matter the circumstance,” Bauer said. “That has been especially true in the past few years. We’re positive about the future and extremely appreciative of the support that our shareholders and customers continue to show us.”

Southern Community Financial Corporation, the holding company of Southern Community Bank and Trust, operates 22 banking offices throughout North Carolina. For more information, go to www.smallenoughtocare.com.

Contacts:
F. Scott Bauer	Dr. William G. Ward, Sr.
President and CEO	Chairman
Southern Community Financial Corporation	Southern Community Financial Corporation
(336) 768-8500	(336) 768-8500

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